                           ARTHUR ANDERSEN LLP

                                                           Exhibit (15)








To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-29681, No. 33-47629, No. 33-64044, No. 33-60007, No. 33-61595, No. 33-62573, No. 333-16793, No. 333-17289, No.
333-32229 and No. 333-27849 its Form 10-Q for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                                     Arthur Andersen LLP




Detroit, Michigan,
   August 11, 1997.